UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

.	Preliminary Information Statement

.	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

X .	Definitive Information Statement

ACCELPATH, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF ACCELPATH, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

AccelPath, Inc.

850 3rd Avenue

Suite 16C

New York, NY 10022

INFORMATION STATEMENT

July 25, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of AccelPath, Inc.

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), to the holders (the “ Stockholders ”) of common stock, par value $0.001 per share (the “ Common Stock ”), of AccelPath, Inc., a Delaware corporation (the “ Company ”), to notify the Stockholders that on July 9, 2014, the Company received a written consent in lieu of a meeting (the “ Written Consent ”) from certain holders of Common Stock, par value $0.001 per share (“Common Stock”), and Series H Preferred Stock, par value $0.001 per share (“Series H Preferred”). Each share of Common Stock has one vote, and each share of Series H Preferred has the equivalent of 97,096,511 votes of Common Stock. One holder of Common Stock and Series Preferred (the “ Majority Stockholder ”) submitted the Written Consent. The Majority Stockholder holds 51 shares of Series H Preferred Stock, resulting in the Majority Stockholder holding approximately 51% of the total voting power of all issued and outstanding voting capital of the Company. The Majority Stockholder authorized the Company to take the following action:

•

At the Board of Director’s discretion, perform a one-for-one hundred up to one-for-five hundred (1:100 up to 1:500, or anywhere between) reverse stock split of the Company’s issued and outstanding shares of Common Stock, while maintaining or reducing the number of authorized shares of Common Stock and preferred stock at any proportion (which will likely differ from the reverse stock split ratio) the Board of Director’s deems appropriate in its discretion (the “ Reverse Stock Split ”).

On July 9, 2014, the Board of Directors of the Company (“Board”) approved the Reverse Stock Split and recommended to the Majority Stockholder that they approve the Reverse Stock Split. On July 9, 2014, the Majority Stockholder approved the Reverse Stock Split by written consent in lieu of a meeting in accordance with the Delaware General Corporation Law (“ DGCL ”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Stock Split.

We will mail this Information Statement to the Stockholders on or about July 25, 2014. The entire cost of furnishing this Information Statement will be borne by the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability.

Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

INTRODUCTION

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about July 25, 2014.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split approved by the Board of AccelPath, Inc. (the “ Company ,” “ we ,” “ our ,” or “ us ”) and the Majority Stockholder who holds a majority of the voting capital stock of the Company.

Preferred and Common Stock

By unanimous written consent of the Board (as permitted under the DGCL), the number, designation, rights, preferences and privileges of the Series H Preferred Stock were established by the Board (as is permitted under the DGCL and by the Amended and Restated Certificate of Incorporation of the Company). Each share of Common Stock has one vote and each share of Series H Preferred Stock has the equivalent of 97,096,511 votes of Common Stock.

As of July 9, 2014, there were issued and outstanding 4,757,933,635 shares of Common Stock and 51 shares of Series H Preferred Stock. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split is approximately 9,709,855,696. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 4,854,927,849 votes, are required to approve the Reverse Stock Split by written consent. The Majority Stockholder, who holds 51 shares of Series H Preferred Stock (having 97,096,511 votes per share) (and therefore having approximately 51% of the total voting power of all outstanding voting capital), has voted in favor of the Reverse Stock Split thereby satisfying the requirement under Section 228 of the DGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholder, the number of shares of Common Stock and Series H Preferred held by the Majority Stockholder, the total number of votes that the Majority Stockholder voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock held	Number of Series H Preferred held	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Action
Gilbert Steedley	0	51	4,951,922,061	4,951,922,061	51%
Total	0	51	4,951,922,061	4,951,922,061	51%

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that we file Certificate of Amendment to the Company’s Articles of Incorporation, as amended, (the “ Amendment ”), with the State of Delaware and FINRA approves and processes the Reverse Stock Split. We intend to file the Amendment with the State of Delaware promptly after the twentieth (20 th ) day following the date on which this Information Statement is mailed to the Stockholders.

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of 1 post-split share for 100 pre-split shares (1:100) up to 1 post-split share for 500 pre-split shares (1:500), or anywhere between those ratios, at the Board’s discretion (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect such Reverse Stock Split. As part of the Reverse Stock Split, the Board will have the discretion to maintain or reduce its authorized common stock in any proportion it deems appropriate. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Even though the Board will have discretion to select an exchange ratio of 1 for 100 up to 1 for 500, or anywhere between, upon effectiveness of the Reverse Stock Split, and assuming the Board elects to complete either a 1:500 or a 1:100 reverse stock split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from approximately 4,757,933,635 shares (assuming this number of shares, outstanding and issuable as of July 9, 2014, are outstanding immediately prior thereto) to approximately 47,579,336 shares of Common Stock or 9,515,867 shares of Common Stock respectively, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock and preferred stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Board will have the discretion to maintain or reduce its authorized common stock in any proportion it deems appropriate as part of the Reverse Stock Split, and that proportion may differ from the reverse stock split ratio. If the Board decides to not decrease the authorized common stock, or decrease the authorized common stock at a ratio less than the reverse stock split ratio, the Reverse Stock Split would have the result of creating newly authorized shares of common stock. This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding.

Any additional common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common stock, assuming that (i) there are 4,757,933,635 shares of Common Stock outstanding immediately prior to the Reverse Stock Split, (ii) that the Board chooses a reverse stock split ratio of 1:100, 1:250, or 1:500, and (iii) that the Board does not reduce the authorized common stock or reduces the authorized common stock by a factor of 10, 100, 250, or 500.

Reverse Stock Split Ratio	Type of Stock		Reduction in Authorized Stock
			No Reduction	1:10	1:100	1:250	1:500

No Split	Common Stock	Authorized	10,000,000,000	-	-	-	-
		Issued and Outstanding	4,757,933,635
1:100	Common Stock	Authorized	10,000,000,000	1,000,000,000	100,000,000	-	-
		Issued and Outstanding	47,579,336	47,579,336	47,579,336
1:250	Common Stock	Authorized	10 ,000,000,000	1,000,000,000	100,000,000	40,000,000	-
		Issued and Outstanding	19,031,735	19,031,735	19,031,735	19,031,735
1:500	Common Stock	Authorized	10,000,000,000	1,000,000,000	100,000,000	40,000,000	20,000,000
		Issued and Outstanding	9,515,867	9,515,867	9,515,867	9,515,867	9,515,867

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock. However, the Reverse Stock Split will affect all of the Company’s common shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described below. The number of shareholders of record will also not be affected by the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of July 9, 2014, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of July 9, 2014, there were a total of 4,757,933,635 shares of Common Stock issued and outstanding and 10 shares of Series H Preferred Stock issued and outstanding. Each share of Common Stock has one vote and each share of Series H Preferred Stock has the equivalent of 97,096,511 votes of Common Stock.

The column titled “Percentage Beneficially Owned” shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of July 9, 2014, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o 850 3 rd  Avenue, Suite 16C, New York, NY 10022.

	Common Stock		Series H Preferred Stock		All Stock
Name and Beneficial Owner	Number of Shares Owned (1)	Percentage Owned (1)	Number of Shares Owned	Percentage Owned (1)	Number of Votes	Percentage Owned (1)

Gilbert Steedley(2)	0	0%	51	100%	4,951,922,061	51%

All Officers and directors as a group (1 person)	0	0%	51	100%	4,951,922,061	51%

(1)

Applicable percentage of ownership is based on 4,951,922,061 total shares comprised of our common stock (4,757,933,635) and Series H preferred stock (51) outstanding (as defined below) as of July 9, 2014. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of July 9, 2014 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of our Series H preferred stock are deemed outstanding and to be beneficially owned by the person holding such shares for purposes of computing such person’s percentage ownership. As of July 9, 2014, due to the super voting rights of the Series H preferred stock, the total number of votes are 9,709,855,696.

(2)

Sole officer and director.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “  SEC  ”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet ( http://www.sec.gov ) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)

Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

(2)

Annual Report on Form 10-K for the fiscal year ended June 30, 2013;

You may request a copy of these filings, at no cost, by writing AccelPath, Inc., at 850 3rd Avenue, Suite 16C, New York, NY 10022, or telephoning the Company at (212) 994-9875. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 850 3rd Avenue, Suite 16C, New York, NY 10022, or telephoning the Company at (212) 994-9875.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Gilbert Steedley

Chief Executive Officer, Director

Dated: July 25, 2014